Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS
FIRST QUARTER RESULTS

FRANKLIN, Tenn. – (April 29, 2009) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported financial results for the first quarter ended March 31, 2009.  The Company reported a net loss available to common shareholders of $2.6 million or $0.54 per diluted share for the first quarter of 2009 compared with net income of $1.4 million or $0.28 per diluted share for the year-earlier period.

“Tennessee Commerce reported continued growth in loans and deposits in the first quarter; however, our loss for the quarter was mainly attributable to write-downs related to other real estate owned and a significant increase in our loan loss provision,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “The $8.5 million loan loss provision for the first quarter of 2009 included a $2.8 million write-down in other real estate owned, $4.5 million in additional charge-offs, and a $1.2 million addition to our reserve for loan losses.  In addition, we experienced a significant decrease in loan pool sales during the first quarter that further reduced our earnings potential.

“The fundamentals of our business remain sound.  We originated $92.9 million in new loans during the first quarter, reflecting the demand from our diversified customer base.  Our middle Tennessee market has shown more resiliency to the recession and continues to outperform our other markets.  Our outlook for loan growth in 2009 remains positive, although at a lower growth rate than in prior years.”

First Quarter Highlights

•	Net loans increased 27% to a record $1.1 billion
•	Allowance for loan losses was strengthened to 1.40% of total loans
•	Total deposits increased 27% to a record $1.1 billion
•	Operating efficiency ratio was 49.99%, one of the best in the industry
•	Net interest income increased 32% to $9.8 million
•	Net interest margin was 3.39%
•	Total risk-based capital was 10.61% and Tier 1 capital was 9.36% for the bank

Interest income rose 11% to $19.5 million, up from $17.5 million in the first quarter of 2008.  The growth in interest income was primarily due to a 27.4% increase in average loans to $1.1 billion for the first quarter of 2009.  Net interest income rose 32% to $9.8 million for the first quarter of 2009 compared with $7.5 million for the first quarter of 2008.  Net interest margin rose to 3.39% in the first quarter of 2009 compared with 3.30% in the first quarter of 2008.

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TNCC Reports First Quarter Results

April 29, 2009

“Our continued loan demand has allowed us to focus on funding those loans with solid credit and higher yields,” continued Mr. Sapp.  “We increased our core yield on loans by approximately 15 basis points in the first quarter compared with the fourth quarter.  Our improved loan yields combined with the reduction of cost of funds resulted in a 9 basis point improvement in our net interest margin compared with the first quarter of last year, even though interest rates have dropped significantly since last year.”

Provision for loan losses rose to $8.5 million for the first quarter of 2009 compared with $1.6 million for the first quarter of 2008.  The first quarter provision for loan losses was affected by an increase in non-performing loans and charge-offs.  Net charge-offs were $6.5 million in the first quarter of 2009 compared with $887,000 in year-earlier period.  Net charge-offs to average loans totaled 0.6% in the first quarter of 2009 compared with 0.1% in the prior-year period.  At the end of the first quarter, the allowance for loan losses was $15.4 million, or 1.4% of loans, and increased from $13.5 million, or 1.3% of loans at the end of 2008. Net interest income after the provision for loan losses declined to $1.3 million, down from $5.9 million in the prior year’s first quarter.

“Our non-performing loans, including other real estate owned, rose to $39.0 million at the end of the first quarter of 2009.  This is an increase of $2.8 million from the fourth quarter of 2008 and is largely due to the addition of two large real estate based loans,” noted Frank Perez, Chief Financial Officer of Tennessee Commerce Bancorp. “We have no exposure to sub-prime loans and real estate represents only about 37.4% of our portfolio at the end of the first quarter.  We are maintaining our very aggressive stance in monitoring credit quality and believe our allowance for loan losses is adequate based on current reviews of our loan portfolio.”

Non-interest income declined to $27,000 compared with $527,000 in the first quarter of 2008.  Tennessee Commerce sold approximately $2.7 million in loans during the first quarter of 2009 for a net loss of $360,000 ($0.07 per share after tax) compared with loan sales of $7.6 million in the first quarter of 2008 that contributed a net gain of $566,000 ($0.11 per share after tax) on the sale of loans.  Security gains increased to $418,000 in the first quarter of 2009 compared with $30,000 in the year-earlier period.

“Loan sales were minimal in the first quarter,” continued Mr. Perez. “We believe the low volume of loan sales to other banks was due, in part, to the changing regulatory environment following the transition to the new federal administration.  Our first quarter gain on loan sales was more than offset by fee reversals related to early payoffs and repurchases of loan pools during the quarter.  Typically, we would have expected that loan sales contribute about 25% of our pre-tax income.  We expect loan sales to improve as the regulatory climate and the economic environment begin to stabilize.  In addition, we expect to broaden the potential for future loan sales based on our recent alliance with the Independent Community Bankers of America (ICBA).”

Non-interest expenses rose 19.0% to $4.9 million compared with $4.1 million in the first quarter of 2008.  The increase was due primarily to higher other non-interest expenses that included a significant increase in FDIC insurance premiums and higher costs related to loan portfolio management. The FDIC quarterly assessment combined with the accrual for the one-time assessment fee totaled approximately $477,000 in the first quarter of 2009, up from $157,000 in the first quarter of 2008.

Net loss available to common shareholders was $2.6 million, or $0.54 per diluted share, for the first quarter of 2009 compared with net income of $1.4 million, or $0.28 per diluted share, in the same period of 2008.  The 2009 results includes $421,000 dividend and accretion on the preferred stock issued to the U.S. Treasury.

Tennessee Commerce Bancorp, Inc. continues to maintain a well-capitalized status at the end of the first quarter with a Tier 1 capital ratio of 10.16% at the holding company level and 9.36% at the bank level.  The Tier 1 capital ratio at the bank level remains significantly above the minimum regulatory requirement of 6.0% for a well-capitalized bank and minimum regulatory requirement of 4.0%. Total risk-based capital was 11.40% for the holding company and 10.61% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%.

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TNCC Reports First Quarter Results

April 29, 2009

Average weighted diluted shares outstanding decreased slightly to 4.858 million in the first quarter of 2009 from 4.891 million in the first quarter of 2008.  The decrease in average weighted shares outstanding was due to certain stock options being excluded from the most recent quarter’s calculation since they were anti-dilutive shares.

Tennessee Commerce’s efficiency ratio improved to 49.99% in the first quarter of 2009 compared with 51.87% in the first quarter of 2008.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

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TNCC Reports First Quarter Results

April 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 (UNAUDITED) AND DECEMBER 31, 2008
(Dollars in thousands except share data)	2009	2008
ASSETS
Cash and due from financial institutions	$5,754	$5,260
Federal funds sold	25	35,538
Cash and cash equivalents	5,779	40,798
Securities available for sale	100,013	101,290
Loans	1,103,942	1,036,725
Allowance for loan losses	(15,424)	(13,454)
Net loans	1,088,518	1,023,271
Premises and equipment, net	2,230	2,330
Accrued interest receivable	8,689	8,115
Restricted equity securities	2,152	1,685
Income tax receivable	5,832	4,430
Other assets	61,921	36,165
Total assets	$1,275,134	$1,218,084
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$23,258	$24,217
Interest-bearing	1,072,049	1,044,926
Total deposits	1,095,307	1,069,143
FHLB advances	15,153	—
Federal funds purchased	20,479	—
Accrued interest payable	3,268	3,315
Accrued dividend payable	188	—
Short-term borrowings	10,000	10,000
Accrued bonuses	—	917
Deferred tax liability	8,404	8,695
Other liabilities	1,095	1,069
Long-term subordinated debt	23,198	23,198
Total liabilities	1,177,092	1,116,337
Shareholders’ equity
Preferred stock, 1,000,000 shares authorized; 30,000 shares of $0.50 par value Fixed Rate Cumulative Perpetual, Series A issued and outstanding at March 31, 2009 and December 31, 2007, respectively	15,000	15,000
Common stock, $0.50 par value; 10,000,000 shares authorized at March 31, 2009 and December 31, 2008; 4,731,696 and 4,731,696 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	2,366	2,366
Common stock warrants	453	453
Additional paid-in capital	60,014	59,946
Retained earnings	20,543	23,180
Accumulated other comprehensive income	(334)	802
Total shareholders’ equity	98,042	101,747
Total liabilities and shareholders’ equity	$1,275,134	$1,218,084

(1) The balance sheet at December 31, 200 8 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports First Quarter Results

April 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)
	Three Months Ended
	March 31,
(Dollars in thousands, except share data)	2009	2008
Interest income
Loans, including fees	$17,896	$16,382
Securities	1,555	1,033
Federal funds sold	5	71
Total interest income	19,456	17,486
Interest expense
Deposits	9,129	9,744
Other	487	280
Total interest expense	9,616	10,024
Net interest income	9,840	7,462
Provision for loan losses	8,514	1,600
Net interest income after provision for loan losses	1,326	5,862
Non-interest income
Service charges on deposit accounts	43	24
Securities gains (losses)	418	30
Gain (loss) on sale of loans	(360)	566
Other	(74)	(93)
Total non-interest income	27	527
Non-interest expense
Salaries and employee benefits	2,349	2,284
Occupancy and equipment	410	360
Data processing fees	304	285
Professional fees	390	375
Other	1,480	840
Total non-interest expense	4,933	4,144
Income (loss) before income taxes	(3,580)	2,245
Income tax expense (benefit)	(1,364)	870
Net income	(2,216)	1,375
CPP Preferred dividends	(421)	—
Net income (loss) available to common shareholders	$(2,637)	$1,375
Earnings per share (EPS):
Basic EPS	$(0.56)	$0.29
Diluted EPS	(0.54)	0.28
Weighted average shares outstanding:
Basic	4,731,696	4,729,718
Diluted	4,858,364	4,890,711

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TNCC Reports First Quarter Results

April 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands except ratios and share data)

	2009	2008	% Change
Year To Date thru 3/31
Earnings:
Net Interest Income	$9,840	$7,462	31.87%
Non-Interest Income	27	527	-94.88%
Provision for Loan Losses	8,514	1,600	432.13%
Operating Expense	4,933	4,144	19.04%
Operating Income	(3,580)	2,245
Applicable Tax	(1,364)	870
Net Income	(2,216)	1,375
Preferred Dividends	(421)	-
Net Income Available to Common Shareholders	$(2,637)	$1,375

At March 31
Total Assets	$1,275,134	$964,435	32.22%
Net Loans	1,088,518	853,914	27.47%
Earning Assets	1,188,556	925,989	28.36%
Allowance for Loan Losses	15,424	11,034	39.79%
Deposits	1,095,307	861,549	27.13%
Shareholders' Equity	$98,042	$64,929	51.00%

Total Shares Outstanding	4,731,696	4,731,696	0.00%

Significant Ratios - YTD
Net Interest Margin	3.39%	3.30%
Return on Average Assets	-0.86%	0.59%
Return on Average Common Equity	-15.22%	8.60%
Efficiency Ratio	49.99%	51.87%
Loan Loss Reserve/Loans	1.40%	1.28%
Capital/Assets	7.69%	6.73%
Basic Earnings per Share - YTD	$(0.56)	$0.29
Diluted Earnings per Share - YTD	$(0.54)	$0.28

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TNCC Reports First Quarter Results

April 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE
(UNAUDITED)

	Three Months Ended March 31,			Three Months Ended March 31,

	2009			2008
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest earning assets
Securities (taxable) (1)	$114,115	$1,555	5.52%	$76,070	$1,033	5.51%
Loans (2) (3)	1,052,076	17,896	6.90%	825,558	16,382	7.98%
Federal funds sold	10,169	5	0.20%	8,024	71	3.56%
Total interest earning assets	1,176,360	19,456	6.71%	909,652	17,486	7.74%
Non-interest earning assets
Cash and due from banks	5,973			4,412
Net fixed assets and equipment	2,290			1,454
Accrued interest and other assets	56,874			24,056
Total assets	$1,241,497			$939,574
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing liabilities
Deposits (other than demand)	$1,054,630	$9,129	3.51%	$827,232	$9,744	4.74%
Federal funds purchased	20,328	35	0.70%	3,939	30	3.06%
Subordinated debt	33,198	452	5.52%	15,413	250	6.52%
Total interest bearing liabilities	1,108,156	9,616	3.52%	846,584	10,024	4.76%
Non-interest bearing liabilities
Non-interest bearing demand deposits	21,748			25,755
Other liabilities	11,319			3,269
Shareholders’ equity	100,274			63,966
Total liabilities and shareholders’ equity	$1,241,497			$939,574

Net Interest Spread	3.19%			2.98%
Net Interest Margin	3.39%			3.30%

(1) Unrealized gain (loss) of $(94) and $715 is excluded from yield calculation for the three months ended March 31, 2009 and 2008, respectively.
(2) Non-accrual loans are included in average loan balances and loan fees of $1,974 and $816 are included in interest income for the three months ended March 31, 2009 and 2008, respectively.
(3) Loans are presented net of allowance for loan loss

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TNCC Reports First Quarter Results

April 29, 2009

TENNESSEE COMMERCE BANCORP, INC.
LOAN DATA

(amounts in thousands)

	3/31/2009	12/31/2008	9/30/2008	6/30/08	3/31/08
LOAN BALANCES BY TYPE:
Commercial and Industrial	$635,943	$589,518	$580,501	$556,056	$515,339
Consumer	3,628	3,572	3,479	3,375	3,844
Real Estate:
Construction	202,034	181,638	165,511	152,075	135,151
1-4 Family	38,257	37,822	38,128	34,165	32,842
Other	172,771	171,150	162,283	153,770	154,750
Total Real Estate	413,062	390,610	365,922	340,010	322,743
Other	51,309	53,025	47,937	39,195	23,022
Total	$1,103,942	$1,036,725	$997,839	$938,636	$864,948

ASSET QUALITY DATA:
Nonaccrual Loans	$24,342	$11,603	$9,834	$5,566	$5,835
Loans 90+ Days Past Due	9,605	18,788	4,398	3,245	2,065
Total Non-Performing Loans	33,947	30,391	14,232	8,811	7,900
Other Real Estate Owned	5,045	5,764	1,126	485	690
Total Non-Performing Assets	$38,992	$36,155	$15,358	$9,296	$8,590

Non-Performing Loans to Total Loans	3.1%	2.9%	1.4%	0.9%	0.9%
Non-Performing Assets to Total Loans and OREO	3.5%	3.5%	1.5%	1.0%	1.0%
Allowance for Loan Losses to Non-Performing Loans	45.4%	44.3%	85.7%	130.7%	139.7%
Allowance for Loan Losses to Total Loans	1.4%	1.3%	1.2%	1.2%	1.3%
Loans 30+ Days Past Due to Total Loans	4.9%	4.5%	3.0%	3.5%	2.6%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.6%	0.2%	0.1%	0.2%	0.1%

NET CHARGEOFFS FOR QUARTER	$6,544	$2,058	$1,179	$1,854	$887

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